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                                                                      Exhibit 99


[INTERNATIONAL PAPER LOGO]


                                                       INTERNATIONAL PAPER PLAZA
                                                       400 ATLANTIC STREET
                                                       STAMFORD, CT 06921



News Release

Media Contact:    Jennifer Boardman,  203-541-8407

Analyst Contact:  Darial Sneed, 203-541-8541


          International Paper Announces Resignation of EVP David Oskin

Stamford, Conn., - January 16, 2003 - International Paper (NYSE: IP) Chairman and CEO John Dillon today announced that Executive Vice President David Oskin is leaving the company.

"David has been a leader in the International Paper organization for many years. I will miss having him as part of the senior management team," said Dillon. "Over the 27 years he has been with International Paper, he has served in a number of important positions. He has made a huge contribution in many areas and has been a tremendous leader especially in areas of labor, people development, and sales and marketing. He served with distinction as CEO of Carter Holt Harvey and most recently has led International Paper's packaging group.

"Throughout all of these assignments, David has brought great passion and total commitment to his work. In making the decision to leave, David can take great pride in the many contributions he has made to the various organizations he has led and to the company as a whole. I wish him well in his new endeavors."

International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative'r' (SFI'sm') program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.


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